Exhibit 99.1

Active Power Appoints Peter Gross to Board of Directors

30 Year Industry Leader Brings Deep Experience in Design and Build of
Mission Critical Facilities and Modular Projects

AUSTIN, Texas (Feb. 17, 2015) – Active Power (NASDAQ: ACPW), a manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions (MIS),  today announced its board of directors has named Peter Gross to the company’s board effective Feb. 13, 2015. Gross currently serves as vice president of Mission Critical Systems for Bloom Energy, a leading manufacturer of solid-oxide fuel cells. Gross becomes the seventh director to the company’s board.

“We are honored to have Peter join our board,” said Dr. Ake Almgren, chairman of Active Power’s board of directors. “He brings a proven track record as an experienced technology leader and strategist in mission critical design and innovation for more than three decades. We look forward to benefit from his insights and counsel as we grow the business.”

“Peter is a highly respected industry leader in the mission critical and modular design space, having led the design and build of mission critical facilities worldwide for some of the largest companies in the world,” said Mark A. Ascolese, president and CEO, for Active Power. “He is intimately familiar with what our customers' value in terms of power system design and electrical infrastructure. Peter’s enthusiasm and forward thinking will add unique perspective to help drive Active Power’s strategy.”

“This is an exciting time for Active Power,” said Gross. “With elegant flywheel based products, a compelling value proposition, and a growing customer base, I’m thrilled to join the board and to help propel the business forward.”

Peter Gross Bio
Peter Gross has more than 30 years of experience in the engineering and design of power systems for applications in data centers, trading floors, command and control centers, and telecommunication and broadcasting facilities. He currently leads the Mission Critical Systems group at Bloom Energy.

Prior to joining Bloom Energy, Gross was managing partner for Carbon, Power, and Critical Facilities Services at Hewlett Packard (HP) where he was responsible for strategic technology planning and business development. Prior to that, he was the co-founder and CEO of EYP Mission Critical Facilities, Inc., a consulting and engineering firm dedicated to the design and operations of data centers until its acquisition by HP in January 2008.

Gross currently serves on the board of advisors at the Institute of the Environment and Sustainability at the University of California Los Angeles, an organization dedicated to promoting sustainability science in academia, policy, and commerce. He also serves on the board of directors at Asetek A/S, a leading provider of liquid cooling systems for data centers, servers, workstations, gaming, and high performance PCs listed on the Oslo Stock Exchange.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) is a global leader in flywheel energy and power technology for mission critical applications. The company’s products and solutions are unique because of its patented flywheel and power electronics technology that delivers critical power to leading innovators across multiple industries. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power is a registered trademark of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we make regarding:

•	growing the business and delivering value for our customers and shareholders
•	driving Active Power’s strategy
•	having a unique product offering, a compelling value proposition, and a growing customer base, and
•	that the combined benefits of our products’ power density, reliability, and total cost of ownership are unmatched in the market.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties including: the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations and the fluctuation of currency exchange  rates; product performance and quality issues; the level of acceptance of our current and future products in the market; seasonality of customer demand; significant competition; and delays in new product development.  For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Active Power Press Contact:	Active Power Investor Contact:
Lee Higgins	Brion D. Tanous
Senior Manager, PR and IR	CleanTech IR, Inc.
(512) 744-9488	(310) 541-6824
lhiggins@activepower.com	btanous@cleantech-ir.com